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                                                                    EXHIBIT 10.2


                          INVENTORY PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of June 30, 1997 by and between RHONE-POULENC RORER PHARMACEUTICALS INC., a Delaware corporation with its principal office at 500 Arcola Road, Collegeville, Pennsylvania 19426 ("Seller") and WATSON LABORATORIES, INC., a Nevada corporation with its principal office at 311 Bonnie Circle, Corona, California 91720 ("Purchaser").

                                 R E C I T A L S

         A. Seller is engaged in the business of distributing and selling the Product (as defined below), a diltiazem based pharmaceutical product currently marketed in the United States under the trademark Dilacor XR(R).

         B. Until September 1, 1993, the manufacture and sale of the Product was conducted on behalf of a partnership between Seller and an Affiliate (as defined below) of Purchaser. The partnership transferred to Seller as of September 1, 1993 all of its rights with respect to the manufacture and sale of branded versions of the Product (i.e., versions sold under a trademark) in the United States of America and, as of April 27, 1993, all of its rights outside the United States of America with respect to the manufacture and sale of branded and generic (i.e., versions not sold under a trademark) versions of the Product. Prior to the effective date of this Agreement, the partnership has continued in existence for purposes of manufacturing and selling generic versions of the Product in the United States of America.

         C. Seller and Purchaser desire to enter into a series of transactions pursuant to which, among other things: (i) Seller and an Affiliate of Purchaser will terminate the partnership; (ii) an Affiliate of Seller will grant to Purchaser an exclusive license of all of its rights to market, advertise, promote, sell and distribute branded and generic versions of the Product in the Territory (as defined below); (iii) Seller will arrange for the manufacture and will supply such versions of the Product to Purchaser; and (iv) an Affiliate of Seller will grant to Purchaser certain option rights with respect to acquisition of such Affiliate's rights to the Products in the Territory (collectively, the "Transaction").

         D. As part of the Transaction, Seller desires to sell to Purchaser certain inventory of and other assets relating to the Product, and Purchaser desires to purchase said inventory and assets, all on the terms and subject to the conditions contained in this Agreement.

                               A G R E E M E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



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                                    ARTICLE I

         1.1 Definitions. As used herein, the following terms shall have the meanings ascribed to them below:

         "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

         "Affiliate" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person; provided, however, that with respect to Seller, only Rhone-Poulenc Rorer Inc. ("RPR") and Persons directly or indirectly controlled by RPR shall be an Affiliate of Seller for any provision of this Agreement, or any of the Agreements contemplated hereby. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person.

         "Consent Agreement" shall mean that certain Consent Agreement, dated as of even date herewith, between Jago Research AG, Watson, Circa and RPR.

         "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

         "FDA Standards" shall mean the Act, the establishment license requirements and the Current Good Manufacturing Practice regulations of the FDA applicable to the Product or, with respect to the Product, any manufacturing facility at which the Product is manufactured by or for Seller, and all relevant guidelines of the FDA.

         "Jago License Agreement" shall mean that certain Diltiazem SR Development and License Agreement, dated August 10, 1988, between RPR (formerly known as Rorer Group Inc.) and Jago Research AG, as amended.

         "License Agreement" means that certain License Agreement, dated as of even date herewith, between Purchaser and Rorer Pharmaceutical Products Inc. ("RPPI").

         "Licensed Trademark" means RPPI's Dilacor XR(R) trademark and the goodwill associated therewith.

         "Manufacturing Agreement" means that certain Manufacturing and Supply Agreement, dated as of even date herewith, between Purchaser and Seller.

         "Partnership Termination Agreement" means that certain Agreement Regarding Partnership Termination, dated as of even date herewith, among Purchaser, Circa Pharmaceuticals, Inc., BOL Inc., RPR, and Seller.

         "Product" shall mean the pharmaceutical preparation consisting of diltiazem formulated for extended release using the delivery technology licensed under the Jago License Agreement and currently marketed by Seller in the U.S.A. under the Dilacor XR(R) trademark.


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         "Regulatory Approval" shall mean, with respect to any country in the
Territory, filing for and receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all final Product labeling and all other data and documents of any nature contained therein) required for the marketing and sale of the Product for the indication for which it is being marketed in such country.

         "Related Agreements" shall mean the Consent Agreement, License Agreement, the Manufacturing Agreement and the Partnership Termination Agreement.

         "Reserved Countries" shall mean New Zealand, the Republic of Korea and North Korea.

         "Territory" shall mean the entire world, excluding the Reserved Countries.

                                   ARTICLE II

                           Purchase and Sale of Assets

         2.1 Purchase and Sale of Assets. Seller does hereby sell, transfer, convey, assign and deliver to Purchaser (subject to Seller's rights pursuant to Section 6.8), and Purchaser hereby purchases and accepts, all of the Purchased Assets (as defined below). The Purchased Assets shall be sold to Purchaser free and clear of any liens, title claims, encumbrances or security interests.

         2.2 Enumeration of Purchased Assets. The "Purchased Assets" consist of the following items and no others:

             (a) Inventory. All of Seller's finished, packaged inventory (including samples) of the Product existing as of the date hereof which have an expiration date occurring on or after June 30, 1998 (or May 1, 1998, in the case of samples) and are in any of Seller's distribution centers or are in transit from the site of manufacturing to such distribution centers, excluding any of such Products held in quarantine and also excluding samples in the possession or control of Seller's sales representatives (collectively, the "Inventory");

             (b) Customer and Other Information. Originals or duplicate copies of all customer lists, customer records and information, and books and records held by Seller on the date hereof exclusively relating to the Purchased Assets or the marketing, advertising, promotion, sale and distribution of the Product in the Territory;

             (c) Contracts. To the extent assignable by Seller, all of the contracts listed on Exhibit 2.2(c);

             (d) Sales Literature. All sales and promotional materials and advertising literature currently approved for use in the Territory and held by Seller in inventory on the date hereof relating exclusively to Product, excluding sales and promotional materials and advertising literature in the possession or control of Seller's sales representatives; and


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             (e) The Regulatory Approvals listed on Exhibit 2.2(e), attached hereto; provided, however, said Regulatory Approvals will be sold, transferred, conveyed and delivered to Purchaser as provided in Section 6.13 hereof.

         2.3 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include, and the Seller shall retain all of its rights, title and interest in and to, all assets, properties or rights of Seller other than those specifically enumerated as Purchased Assets in Section
2.2 (the "Excluded Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall not include (i) any right, title or interest in the Licensed Trademark, with Purchaser's rights with respect thereto being limited to those granted under the License Agreement; (ii) any right, title or interest in the trade dress used by Seller and its Affiliates with respect to the Product; (iii) any accounts receivable or other right to receive payment arising out of or relating to Product shipped by Seller on or before June 30, 1997 except as provided in Section 6.4; or (iv) any right, title or interest in Seller's corporate name, service mark or logo or NDC numbers used with respect to the Product except as provided in Section 6.7.

         2.4 Transition Arrangements. To facilitate the transfer to Purchaser of the sale and distribution in the United States of America of the Product as contemplated by the Transaction, Seller will provide to Purchaser, post-Closing, certain services relating to certain Managed Care Contracts as set forth in
Section 6.12 and certain other services on a transition basis as set forth in
Exhibit 2.4.

                                   ARTICLE III

                            Assumption of Liabilities

         3.1 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, as of the date hereof, the Purchaser shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform, discharge and satisfy when due, only those liabilities of the Seller which are specifically enumerated below (collectively, the "Assumed Liabilities"):

             (a) all liabilities of the Seller under any portion of any contract included in the Purchased Assets which according to such contract relate to periods after the date hereof and are to be paid, performed, discharged or satisfied after the date hereof; provided, however the Seller shall retain the balance of the liabilities under such contracts including without limitation, all accounts payable as of the date hereof;

             (b) all liabilities for damages to third parties or their property arising out of the sale of the Inventory after the date hereof; provided, however, that Purchaser shall not assume, and Seller shall retain, any such liabilities for any damages attributable to Products manufactured prior to the date hereof that, as of the date hereof, were adulterated or misbranded within the meaning of the Act or otherwise would fail to conform to the representations and warranties set forth in Sections 3.1(a) and 3.1(b) of the Manufacturing Agreement had such Inventory been manufactured and delivered thereunder;


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             (c) all liabilities in respect of Product warranties and returned
Products provided, however, that:

                 (i) in respect of such liabilities attributable to defective Products that were manufactured prior to the date hereof, the Seller shall reimburse the Purchaser within thirty (30) days of being invoiced by the Purchaser for the out-of-pocket costs of replacing such Products or the rebate or credit issued in lieu of such replacement; and

                 (ii) in respect of such liabilities attributable to Products that are returned in the ordinary course of business and in accordance with Seller's returned goods policy, a copy of which is attached hereto as Exhibit 3.1(c)(ii), (without solicitation or inducement by Purchaser) and that were sold by Seller prior to the date hereof, are not defective and have expired, the Seller shall reimburse the Purchaser with thirty (30) days of being invoiced by the Purchaser for the out-of-pocket costs of replacing such Products or the rebate or credit issued in lieu of such replacement; provided, however, that where such returned Products are from a lot a portion of which was sold by the Seller and a portion of which was sold by the Purchaser, the Seller shall reimburse the Purchaser as specified above pro rata based on the proportion of such lot sold by the Seller as determined by the Closing Inventory Statement (defined below). The Purchaser will provide the Seller with copies of such backup documentation as is reasonably satisfactory to the Seller to support Purchaser's reimbursement claims under this Section 3.1(c);

             (d) all liabilities in respect of chargebacks, rebates or discounts under the Managed Care Contracts (as defined below) and all governmental chargebacks, rebates or discounts (including without limitation Medicaid rebates) with respect to the Product (collectively, "Rebates"); provided, however, that Purchaser shall not assume, and Seller shall retain, such liabilities with respect to Rebates reflecting an Activity Date (as defined below) (i) on or prior to the date hereof or (ii) after the date hereof but prior to the thirty-first (31st) calendar day after the date hereof; provided, further, however that the maximum liability of Seller under this clause (ii) shall be $550,000. "Activity Date" as used herein shall mean, in the case of all Rebates paid for the benefit of a customer (other than a wholesaler) that takes possession of the Product, the date of sale of the Product by a wholesaler to such customer, and in the case of all Rebates paid for the benefit of a customer that does not take possession of the Product, the date of dispensing of the Product to the patient; and

             (e) all liabilities (other than for Rebates, which are provided for in Section 3.1(d)) in respect of the Product under each Managed Care Contract arising in respect of the period during which Seller is administering such Managed Care Contract on Purchaser's behalf pursuant to Section 6.12.

         3.2 No Assumption of Liabilities. Except for the Assumed Liabilities and Purchaser's other obligations under this Agreement and the Related Agreements, Purchaser is not assuming and will not in any way be liable or responsible for any liabilities, obligations or indebtedness of Seller, whether relating to the Purchased Assets or otherwise, of any kind or nature whatsoever, whether due or to become due, absolute or contingent, direct or indirect, asserted or unasserted, including, without limitation, claims relating to product defects, warranties and/or destruction of Products.


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                                   ARTICLE IV

                  Purchase Price, Manner of Payment and Closing

         4.1 Purchase Price. Subject to the adjustments set forth in this
Article III, the purchase price of the Purchased Assets shall equal:

             (a) Twenty Million Dollars ($20,000,000.00); plus

             (b) Seller's standard cost for the Inventory (the "Inventory Value"), determined in accordance with Section 4.2 below, for which Seller's good-faith estimate of the Inventory Value, based upon the most recent ascertainable financial information, is $2,125,000.00 as of the date hereof (the "Estimated Inventory Amount").

         4.2 Determination of Inventory Value. The Inventory Value shall be determined based on Seller's standard cost as set forth on Schedule 4.2 ("Standard Costs") and a physical inventory of the Inventory as of the close of business on June 30, 1997 conducted by Seller on July 1, 1997 (July 15, 1997 in report of Inventory in Puerto Rico) (the "Closing Inventory"). A report of the Closing Inventory (the "Closing Inventory Statement") shall be prepared by Seller in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the accounting principles applied in the preparation of Seller's books and records and delivered to Purchaser not later than thirty (30) days after the date hereof. Seller shall make available to Purchaser and Purchaser's accountants its work papers with respect to the Closing Inventory Statement.

         4.3 Disputes Regarding Closing Inventory Statement. Disputes with respect to the Closing Inventory Statement shall be dealt with as follows:

             (a) Purchaser shall have thirty (30) days after receipt of the Closing Inventory Statement (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Inventory Statement (a "Dispute"). If Purchaser does not give written notice of a Dispute within the Dispute Period to Seller (a "Dispute Notice"), the Closing Inventory Statement shall be deemed to have been accepted and agreed to by Purchaser in the form in which it was delivered by Seller, and shall be final and binding upon the parties hereto. If Purchaser has a Dispute, Purchaser shall give Seller a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Inventory Statement.

             (b) If Purchaser and Seller are unable to resolve any Dispute within the thirty (30) day period after Seller's receipt of a Dispute Notice, the parties hereto shall select by mutual agreement a nationally recognized certified public accounting firm who is not rendering (and during the preceding two-year period has not rendered) services to either Seller or Purchase as to an Affiliate of either, to serve as the arbitrating accountant (the "Arbitrating Accountant") engaged as the arbitrator hereunder to settle such Dispute as soon as practicable. The parties and the Arbitrating Account shall attempt in good faith to resolve any Dispute by September 30, 1997. In connection


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with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. Seller shall be entitled to withhold such access unless the Arbitrating Accountant agrees to sign a confidentiality agreement with Seller which shall obligate such accountant to hold the information he receives by reason of such access in confidence, except for disclosure to Seller and Purchaser of information necessary to establish the accuracy of the Closing Inventory Report and to render an award resolving the Dispute. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. Seller and Purchaser shall each pay one-half of the fees and expenses of the Arbitrating Accountant with respect to any Dispute.

         4.4 Manner of Payment of the Purchase Price. At the Closing (as defined below), Purchaser shall pay to Seller an amount equal to $22,125,000.00 (representing $20,000,000.00 plus the Estimated Inventory Amount) by wire transfer to an account or accounts designated in writing by Seller. Following the Closing, the parties shall determine the final Purchase Price, employing the procedures and criteria set forth in Sections 4.2 and 4.3 above. If, based on the Purchase Price as finally determined: (i) the Inventory Value exceeds the Estimated Inventory Amount, Purchaser shall forthwith pay the excess to Seller as additional consideration hereunder; or (ii) the Estimated Inventory Amount exceeds the actual Inventory Value, Seller shall forthwith refund such excess to Purchaser.

         4.5 Time and Place of Closing. Except as contemplated by Section 6.13, the transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of D'Ancona & Pflaum, 30 North LaSalle, Suite 2900, Chicago, Illinois, 60602 on the date hereof. The Closing shall be deemed to be effective as of 11:59 p.m. on the date hereof at Chicago, Illinois.

         4.6 Closing Deliveries. At the Closing, the parties shall execute and deliver such bills of sale, assignments, documents of title, instruments of assumption, closing certificates, and other documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

                                    ARTICLE V

                         Representations and Warranties

         5.1 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller as of the date hereof that:

             (a) Organization. Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Nevada.

             (b) Power, Authority and Enforceability. Purchaser has full corporate power and authority to enter into and perform this Agreement, the Related Agreements and all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's


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Ancillary Documents"). This Agreement, the Related Agreements and Purchaser's
Ancillary Documents have been duly executed and delivered by duly authorized officers of Purchaser. This Agreement, the Related Agreements and Purchaser's Ancillary Documents are valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

             (c) Consents. Except for consents obtained on or prior to the date hereof, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement, the Related Agreements and Purchaser's Ancillary Agreements, and the consummation by Purchaser of the transaction contemplated by this Agreement, the Related Agreements and Purchaser's Ancillary Documents.

             (d) No Violation. Upon compliance by the parties with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement, the Related Agreements and Purchaser's Ancillary Documents by Purchaser, as the case may be, nor the consummation by Purchaser of the transaction contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or any agreement binding upon Purchaser.

             (e) No Default. Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement and the Related Agreements will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement and the Related Agreements may be prohibited, prevented or delayed.

             (f) Litigation. There is no action or proceeding pending or, to personal knowledge of Purchaser's executive officers, threatened against Purchaser or any of its Affiliates before any court, arbitrator, administrative agency or other tribunal which could impact upon Purchaser's right, power and authority to enter into this Agreement and the Related Agreements, to receive the rights granted to Purchaser hereunder and thereunder, or to otherwise carry out its obligations hereunder, or which might have a material adverse effect on Purchaser's business or condition, financial or otherwise.

         5.2 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as of the date hereof that:

             (a) Organization. Each of Seller and each of its Affiliates that is a party to this Agreement or any Related Agreement is a corporation duly organized, existing and in good standing, under the laws of the State of its incorporation. Seller has all necessary corporate power and authority to market and sell the Product in the Territory as such activities and now being conducted.

             (b) Power, Authority and Enforceability. Seller has full corporate power and authority to enter into and perform this Agreement, the Related Agreements and all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary


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Documents"). This Agreement, the Related Agreements and Seller's Ancillary
Documents have been duly executed and delivered by duly authorized officers of Seller and/or one of its Affiliates. This Agreement, the Related Agreements and Seller's Ancillary Documents are valid and binding obligations of Seller and/or such Affiliates, enforceable against each of them in accordance with their respective terms.

         (c) No Consent. Except for consents obtained on or prior to the date hereof and except as set forth on Schedule 5.2(c), no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement, the Related Agreements and Seller's Ancillary Documents and the consummation by Seller and its Affiliates of the transaction contemplated by this Agreement, the Related Agreements and Seller's Ancillary Documents

         (d) No Violation. Upon compliance by the parties with applicable requirements of the HSR Act, neither the execution and delivery of this Agreement, the Related Agreements and Seller's Ancillary Documents, as the case may be, nor the consummation by Seller or its Affiliates of the transaction contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's or its Affiliate's Articles of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award or any material agreement binding upon Seller or its Affiliates.

         (e) Title to Purchased Assets. Seller has good and marketable title to or, as the case may be, a valid contract right in, and the corporate power to sell, the Purchased Assets, free and clear of any liens, title claims, encumbrances and security interests. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

         (f) Compliance with Laws--FDA.

             (i) Seller is in substantial compliance with all applicable provisions of the Regulatory Approvals for the Product in the Territory and, insofar as the Product is concerned, all applicable provisions of 21 U.S.C. Sections 355, and 21 C.F.R. Parts 314 et. seq.

             (ii) Seller is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 applicable to the Inventory.

             (iii) With respect to the Inventory, all manufacturing operations conducted by or, to the knowledge of the Seller, for the benefit of the Seller and its Affiliates have been and are being conducted in substantial compliance with FDA Standards.

             (iv) Seller has made available to Purchaser copies of any and all Form 483s, Warning Letters and Notice of Violation Letters with respect to the Product received by Seller from the FDA within the last three years that indicate or suggest lack of compliance with the FDA Standards with respect to the Product.


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

             (v) Except as disclosed to Purchaser, neither the Seller nor any of its Affiliates has received any written notice that the FDA has commenced, or threatened to initiate, any action to withdraw the Product's Regulatory Approval or request the recall of the Product.

             (vii) The Inventory is not adulterated or misbranded within the meaning of 21 U.S.C. Sections 301c et. seq.

         (g) Litigation. Except as set forth on Schedule 5.2(g), there is no litigation or proceeding, in law or in equity, before any court, arbitrator, administrative agency or other tribunal and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to the personal knowledge of Seller's executive officers, threatened, against Seller or its Affiliates, with respect to the Product or the consummation of the transaction contemplated hereby, the Licensed Trademark, the rights under the Jago License Agreement, or the use, ownership or sale of the Purchased Assets by Seller prior to the Closing or the intended ownership or sale by Purchaser after the Closing as contemplated by the Transaction.

         (h) Warranties. Except as set forth on Schedule 5.2(h), and in this Agreement, the Related Agreements and the agreements set forth on Exhibit 6.12, Seller has not made any oral or written warranties with respect to the quality or absence of defects in the Product sold in the Territory which are in force as of the date hereof. Except as set forth on Schedule 5.2(h), there are no material claims pending or, to the personal knowledge Seller's executive officers, threatened, against Seller or any of its Affiliates with respect to the quality of or absence of defects in the Product.

         (i) Interim Conduct of Business. Except as otherwise contemplated by this Agreement, since April 1, 1997, Seller has not:

             (i) sold or agreed to sell or otherwise disposed of the Product except for sales in the usual and ordinary course of business in accordance with the Seller's past practices;

             (ii) waived any material right arising out of the conduct of, or with respect to, its business of selling and distributing the Products; or

             (iii) without limitation by the enumeration of any of the foregoing, entered into any transaction with respect to the Product other than in the usual and ordinary course of business in accordance with past practices with respect to marketing, selling and distributing the Products.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 5.2(i) by entering into this Agreement and the Related Agreements or by consummating the transactions contemplated hereby and thereby.

         (j) Inventory. All the Inventory consists of items of a quantity that will be useable and/or salable in the normal course of business, based on past practice.

         (k) Contracts. Schedule 5.2(k) correctly and completely lists and describes all material contracts, and agreements in the Territory to which Seller is a party and which relate to the sale of



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the Products that are: agreements with managed care providers and similar agreements; license agreements; and clinical study agreements. As to the contracts, leases and other instruments referred to in Sections 2.2(c) and 6.12:
(i) such contracts, leases and other instruments are in full force and binding upon Seller, and to Seller's knowledge, the other parties thereto; (ii) no default by Seller has occurred thereunder and (iii) to Seller's knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder.

         (l) Intellectual Property Rights.

         Except as set forth in Schedule 5.2(l):

             (i) Rorer Pharmaceutical Products Inc. ("RPPI") has the right, power and authority, including all necessary right, title and interest to the Royalty Bearing Product Rights, in order to grant Watson the licenses and purchase options set forth in Section 2.1 of the License Agreement;

             (ii) RPPI has all right, title and interest in and to the Licensed Trademark in the jurisdictions in the Territory in which RPPI or an Affiliate has a trademark registration with respect to said mark, as set forth in Schedule 5.2(l)(ii), free and clear of any liens, title claims, encumbrances or security interests; and

             (iii) To Seller's knowledge, the manufacture, use and sale of the Product in the Territory does not infringe any patents, patent rights, patent applications, trade secret or other proprietary or property rights of any third parties.

         (m) Approval. The Product is approved by the FDA for the indications set forth in its approved labeling, a copy of which is attached hereto as
Exhibit 5.2 (m).

     5.3 Where a representation or warranty contained in this Article V is stated to be to a party's knowledge, this shall mean to the actual knowledge of all of the officers and appropriate key personnel of such party, after reasonable inquiry.

     5.4 All exceptions noted in the applicable schedules to this Agreement shall be numbered to correspond to the applicable Sections of the Agreement to which such exception refers; provided, however, that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

     5.5 The provisions of this Article V shall survive both the Closing and the expiration or sooner termination of the term of this Agreement for a period of twelve (12) months.

                                   ARTICLE VI

                             Post-Closing Agreements

     6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI, all of which shall survive both the Closing and the expiration or sooner termination of this Agreement.

     6.2 Inspection of Records. Seller and Purchaser shall each retain and make any books and records exclusively relating to the marketing, sale or distribution of Products in the Territory ("Books and Records") in their possession available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours and at their normal location, for a seven (7) year period after the date hereof. As used in this Section 6.2, the right of inspection includes the right reasonably to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party and shall first sign a confidentiality agreement with the other party which shall obligate such representative to hold the information he receives by reason of such access in confidence, except for disclosure to such party of information reasonably required by the other party to accomplish the purposes of the Transaction.

     6.3 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, Purchaser and Seller shall cooperate in any arrangement mutually agreed in writing to provide Purchaser the benefits under such claim, contract, lease, commitment or order.

     6.4 Excess Sales Make-Up Payment. Within forty-five (45) days after the date hereof, Seller shall provide Purchaser with a written report, specifying the Net Sales (as defined below) of the Product in the United States of America by month for the three month period ended June 30, 1997. To the extent that such Net Sales during any calendar month during such three month period exceeds the "Average Monthly Sales Amount" (as defined below), Seller shall forthwith pay to Purchaser the amount by which such monthly Net Sales exceeds the Average Monthly Sales Amount ("Excess Sales"), minus (i) Seller's Standard Cost to manufacture the Products to which the Excess Sales relate, and (ii) the proportionate amount of any royalty payments attributable to such Excess Sales that are payable to Circa Pharmaceuticals, Inc. pursuant to Section 7 of the Partnership Termination Agreement. For purposes hereof, (i) the term "Average Monthly Sales" shall mean the monthly average of Net Sales of the Product by Seller in the United States of America for the twelve calendar months preceding the date hereof, and (ii) the term "Net Sales" shall have the same meaning ascribed to such term in the Partnership Termination Agreement.

     6.5 Sales and Transfer Taxes and Fees. Purchaser shall pay when due all sales taxes and/or use taxes, recording fees, personal property title application fees, patent and trademark assignment registration fees and all other taxes and fees on transfer of the Purchased Assets and the Assumed Liabilities arising by virtue of the sale of the Purchased Assets to Purchaser, regardless of whether the liability for said taxes or fees is imposed by law upon Seller or upon Purchaser.

     6.6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

     6.7 Use of RPR Name; Trade Dress, and NDC Numbers.

         (a) The Seller hereby grants to the Purchaser effective immediately after the Closing, the royalty-free nontransferable right and non-exclusive license to use for a reasonable time (not to exceed six (6) months after the Closing) Seller's corporate names, service mark or logo (the "Marks") and the trade dress of the Product as of the date of this Agreement ("Trade Dress") in the same manner as they are presently used on all labels and packaging for the Product, in the ordinary course of the business. The Purchaser agrees that the nature and quality of any Product sold under such Marks and Trade Dress shall conform substantially to the Seller's past practices, standards and specifications. If the Seller at any time during the Purchaser's use of such materials reasonably determine that the requirements of the foregoing provision have not been complied in all material respects, Seller shall have the right to terminate the right and license granted under this Section 6.7 by giving written notice of such breach to the Purchaser and the opportunity for 30 days to cure such breach. In addition, the Purchaser shall indemnify and hold the Seller harmless for any Damages (as hereinafter defined) to the Seller arising from the right and license granted hereunder.

         (b) Following the Closing the Purchaser will use commercially reasonable efforts to develop and have approved, if necessary, its own labels and packaging for the Product so as to eliminate its use of the Marks and Trade Dress, to change the manufacturer code portion of the NDC number for the Product to a Purchaser manufacturer code, and to remove the Seller's manufacturer code from all Product labels as promptly as possible and in any event within six (6) months.

     6.8 Reconveyance of Purchased Assets. Following expiration or termination of the License Agreement at a time when Purchaser shall not have theretofore exercised the Purchase Option (as defined therein), the Purchaser shall sell, convey, assign and deliver to the Seller for no additional consideration, all Regulatory Approvals, books and records and contracts or agreements necessary for the marketing, advertising, promotion, sale or distribution of the Royalty Bearing Products (as defined in the License Agreement) in the Territory and held by the Purchaser or any Affiliate of the Purchaser so long as the Seller assumes all the liabilities under such contracts and agreements from and after the transfer date. In the event the Purchaser transfers any of such Regulatory Approvals, books and records or contracts or agreements after the Closing, such transfer shall be subject to this Section 6.8. The Purchaser shall take such actions and execute and deliver such documents and instruments as the Seller may reasonably request to effectuate the provisions of this Section 6.8.

     6.9 Reference Rights. Following the Closing and in perpetuity the Purchaser shall permit the Seller to reference (and upon request shall so advise the FDA or other applicable regulatory authority), and upon Seller's request shall accord Seller access to, and copies of, all data contained in the Purchaser's Regulatory Approvals for the Royalty Bearing Products (as defined in the License Agreement) to the extent necessary to permit Seller to market and distribute the Royalty Bearing Products outside the Territory and to obtain and maintain Regulatory Approvals to market and distribute the Royalty Bearing Products outside the Territory. Purchaser shall promptly advise Seller of any changes made in any Royalty Bearing Product Regulatory Approval that could reasonably be expected to have an impact on such Regulatory Approvals of Seller outside the Territory.

     6.10 Medicaid Rebates. Purchaser shall calculate, prepare and deliver to Seller in a timely manner all data and information relating to the Product including, without limitation pricing data, average manufacturers price data and best price data, required to be submitted under Seller's agreement with the Health Care Financing Administration ("HCFA") regarding the payment of Medicaid rebates (the "Medical Rebate Agreement"). Purchaser shall provide all such data to Seller at least ten (10) days prior to any date upon which Seller is obligated to submit the relevant data to HCFA or any state Medicaid agency and shall be solely liable for any fines or penalties imposed on Sellers as a result any delay by Purchaser in providing such data to Seller. Purchaser shall maintain books and records with respect to all data provided to Seller hereunder sufficient to meet the requirements of the Medicaid Rebate Agreement and all applicable laws with respect to the payment of Medicaid rebates. Purchaser shall have full responsibility for initiating and resolving any disputes with HCFA or any state Medicaid agency with respect to the payment of Medicaid rebates for any Product for which Purchaser has liability.

     6.11 MMD Lawsuit.

          (a) Purchaser agrees to be bound by and shall fully comply with all orders, judgments or decrees issued at any time, whether previously or in the future, by any court in the lawsuit Rhone-Poulenc Rorer Pharmaceuticals Inc. v. Marion Merrell Dow, Inc., Nos. 93-0144-CV-W-1 and 93-0149-CV-W-1 (W.D. Mo), including any appeals or remands in connection therewith and any settlements or other agreements entered into by the parties to such lawsuit in connection therewith (the "MMD Lawsuit").

          (b) Seller shall consult with Purchaser regarding the management of the MMD Lawsuit and keep Purchaser informed of material developments in the MMD Lawsuit; provided, however, that this shall not in any way limit Seller's right, in its sole discretion, to make all final decisions with respect to the MMD Lawsuit. Upon request, Seller shall cooperate with Purchaser in arranging for Purchaser to be substituted for Seller as a party to the MMD Lawsuit, and upon such substitution, and the full and complete removal and release of Seller as a party to the MMD Lawsuit, Seller will transfer full and complete control and responsibility for the management of the MMD Lawsuit to Purchaser.

     6.12 Managed Care Contracts.

          (a) On behalf of Purchaser, Seller shall use commercially reasonable efforts consistent with its own policies and practices to maintain the Product on the contracts listed on Exhibit 6.12 (the "Managed Care Contracts"), under and in accordance with the terms of the Managed Care Contracts, and to administer the Managed Care Contracts with respect to the Product until, in the case of each Managed Care Contract, the earliest of (1) the expiration, termination or first renewal date of such contract, (2) deletion of the Product therefrom pursuant to Section 6.12(b), or (3) December 31, 1997. In exchange for Seller's performing the services provided for in this Section 6.12 with respect to the Managed Care Contracts, Purchaser shall assume certain liabilities under the Managed Care Contracts, as set forth in Sections 3.1(d) and (e), and shall reimburse Seller for all amounts disbursed by Seller in discharging such assumed liabilities on Purchaser's behalf; and

          (b) During the period Seller is administering a Managed Care Contract on Purchaser's behalf pursuant to Section 6.12(a), Seller will not offer or enter into any new contractual terms or arrangements thereunder with respect to the Product. Upon written notice from Purchaser to Seller that Purchaser has entered into a replacement contract with respect to the Product with the other contracting party of that Managed Care Contract, Seller will promptly take all necessary steps to delete the Product from such Managed Care Contract.

     6.13 Purchaser's Regulatory Approvals. Purchaser shall use commercially reasonable efforts to develop and establish the capability to administer and manage the Regulatory Approvals listed on Exhibit 2.2(e) not later than December 31, 1997. At such time as Purchaser has done so, but in no event later than December 31, 1997, Seller shall sell, transfer, convey, assign and deliver to Purchaser (subject to Seller's rights pursuant to Section 6.8), and Purchaser shall purchase and accept, the Regulatory Approvals listed on Exhibit 2.2(e) at no additional charge (the purchase price for such Regulatory Approvals being included in the consideration set forth in Section 4.1(a)).

     6.14 NDA Administration Period. Beginning on the date hereof and continuing during the period ending upon the transfer of the Regulatory Approvals listed on
Exhibit 2.2(e) to Purchaser as provided for in Section 6.13 (the "NDA Administration Period"), Seller shall maintain and administer the Regulatory Approvals listed on Exhibit 2.2(e) on Purchaser's behalf. In order to enable Seller to perform such services, and as an inducement for Seller to do so, Purchaser shall: (i) comply fully with all laws, rules and regulation in the Territory applicable to such Regulatory Approvals; (ii) upon request, provide Seller, promptly and in time for Seller to comply with all requirements applicable to such Regulatory Approvals, with all information and materials necessary or useful to Seller in performing such services, including without limitation four (4) copies of the final form of all advertising and promotional materials prior to their use; (iii) cooperate with Seller as necessary or useful in Seller's performance of such services, including without limitation, in conducting any investigations concerning, and in responding to, all inquiries, notices or other communications from the FDA or any other governmental authority relating to such Regulatory Approvals; (iv) refrain from using any Product labels, labeling, information or material, or making any claim, in connection with the advertising, promotion, marketing or sale of the Product until such labels, labeling, information, material or claim has been approved by Seller in accordance with the terms of Section 6.15 below; and (v) pay all FDA user fees due with respect to the Product or the Regulatory Approvals for any periods after the date hereof.

     6.15 Communications. During the NDA Administration Period, Purchaser shall provide to a designated employee of Seller all labels, labeling, information, materials or claims that

     Purchaser intends to use or make in the marketing, distribution, advertising or promotion of the Product (excluding only items described in Section 2.2(d) above) for review by Seller in accordance with Seller's internal policies and procedures for the review and approval of advertising and promotional material. Seller shall review each such item in accordance with such internal policies and procedures and advise Purchaser whether it has approved or disapproved such item. Purchaser shall bear the responsibility of modifying and resubmitting for review in accordance with this Section 6.15 any disapproved item that Seller continues to want to use. Purchaser shall comply with and abide by all of Seller's internal policies and procedures for the review and approval of advertising and promotional material, and it shall be the responsibility of Purchaser's marketing personnel to manage the review and approval process for all items described herein.

     6.16 Documents. During the NDA Administration Period, Seller shall notify Purchaser of, and (to the extent applicable) provide Purchaser copies of, all notices and letters from, and communications and meetings with, the FDA or any comparable regulatory authority with respect to any of the Regulatory Approvals listed on Exhibit 2.2(e). Such notice shall be given promptly, taking into account the nature and substance of the applicable notice, letter or communications. Seller shall consult with Purchaser in preparing all letters, responses and communications to the FDA and such other regulatory authorities with respect to the Product or the Regulatory Approvals and shall permit Purchaser to attend any such meetings with the FDA or such other regulatory authorities.

     6.17 SEC Filing. Upon reasonable request, Seller shall make available to Purchaser such estimated, historical sales, cost of sales, and other operating expense information as Seller possesses in its books and records relating to the Product and periods prior to the Closing if and to the extent Purchaser is required to file or disclose such information to comply with any and all of Purchaser's reporting requirements under the Securities Exchange Act of 1934, as amended (the "34 Act") with respect to the Transaction. Seller will not knowingly provide any false information pursuant to this Section 6.17, but otherwise Seller shall have no responsibility for the accuracy or completeness of any information provided pursuant to this Section 6.17, and Purchaser will not attribute such information to Seller or specify Seller as the source thereof in any such '34 Act filing (or otherwise), without Seller's written consent.

                                   ARTICLE VII

                                 Indemnification

     7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim.

     7.2 Indemnification Obligations of Seller. Seller shall defend, indemnify, save and keep harmless Purchaser and its Affiliates and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

         (a) Representations. Any material inaccuracy in or material breach of any representation and warranty made by Seller in this Agreement or in any Seller's Ancillary Document; provided, however, that (i) Seller shall not have any liability under this Section 7.2(a) unless and until, and then only to the extent, the aggregate, cumulative amount of such Damages exceeds $2,000,000 (the "Indemnity Deductible Amount") and (ii) in no event shall the aggregate, cumulative liability of Seller for Damages under this Section 7.2(a) exceeds $25,000,000 (the "Indemnity Cap Amount");

         (b) Certain Covenants. Any material breach by Seller of, or material failure by Seller to comply with, any of its respective covenants or obligations that are a part of its responsibility for the Assumed Liabilities prior to the Closing;

         (c) MMD Lawsuit. All expenses incurred by Purchaser as a result of its obligation to comply with the covenant set forth in Section 6.11(a) hereof other than (i) the expense of pre-clearing with the FDA advertising claims as provided for in the District Court orders in the MMD Lawsuit, and (ii) any and all costs, expenses and liabilities incurred in complying with obligations, orders, judgments and decrees attributable to the acts or omissions of Purchaser and its Affiliates subsequent to the date hereof; or

         (d) Operation of Business. Any claims by parties other than Purchaser for Damages which arise or arose out of Seller's manufacture, marketing, sale or distribution of the Product, or Seller's ownership of the Purchased Assets, on or prior to the Closing, excluding all Assumed Liabilities and except as specifically provided herein.

     7.3 Purchaser's Indemnification Covenants. Purchaser shall defend, indemnify, save and keep harmless Seller and its Affiliates and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

         (a) Representations. Any material inaccuracy in or material breach of any representation and warranty made by Purchaser in this Agreement or in any Purchaser's Ancillary Document; provided, however, that (i) Purchaser shall not have any liability under this Section 7.3(a) unless and until, and then only to the extent, the aggregate, cumulative amount of such Damages exceeds the Indemnity Deductible Amount and (ii) in no event shall the aggregate, cumulative liability of Purchaser for Damages under this Section 7.3(a) exceeds the Indemnity Cap Amount; or

         (b) Covenants. Any material breach by Purchaser of, or material failure by Purchaser to comply with, any of its respective covenants or obligations that are a part of its responsibilities for the Assumed Liabilities from and after the Closing; or

         (c) Operation of Business. Subject to Section 3.2 hereto, any claims by parties other than Seller for Damages which arise or arose out of Purchaser's marketing, sale or distribution of the Product, or Purchaser's ownership of the Purchased Assets, from and after the Closing.

     7.4 Procedure. If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this Article VII applies, party seeking indemnification (the "indemnified party"), shall promptly notify the party obligated under this Article VII to indemnify the indemnified party (the "indemnifying party") thereof in writing, and allow the indemnifying party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurers to the extent that the indemnified party's liability is not thereby invoked. The indemnified party shall fully cooperate with the indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right and option to participate in (but not control) the defense of any action, claim, suit, proceeding or investigation as to which this Article VII applies, with separate counsel at its election and cost. If the indemnifying party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the indemnified party may assume the defense thereof for the account and at the risk of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this Article VII applies, as incurred.

     7.5 Survival. The provisions of this Article VII shall survive both the Closing and the expiration or sooner termination of the term of this Agreement.

                                  ARTICLE VIII

                                  Miscellaneous

     8.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:


If to Purchaser:                    If to Seller:

Watson Laboratories, Inc.           Rhone-Poulenc Rorer Pharmaceuticals Inc.
311 Bonnie Circle                   500 Arcola Road
Corona, California 91720            Collegeville, Pennsylvania 19426
Fax: (909) 270-1429                 Fax: (610) 454-2294
Attn: Dr. Allen Chao                Attn: Senior Vice President and General
                                          Manager, the Americas

With copies to:                     With copies to:

D'Ancona & Pflaum                   Phone-Poulenc Rorer Pharmaceuticals Inc.
30 North LaSalle, Suite 2900        500 Arcola Road
Chicago, IL 60602                   Collegeville, Pennsylvania 19426
Fax: (909) 270-1429                 Attn:  General Counsel
Attn: Michel J. Feldman             Fax: (610) 454-3807

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.1.

     8.2 Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

     8.3 Entire Agreement. This Agreement and the other agreements contemplated hereby or thereby or executed concurrently herewith embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto, including, without limitation, that certain letter of intent, dated May 20, 1997, between RPR and Purchaser. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other agreements contemplated hereby or thereby other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other agreements contemplated hereby or thereby.

     8.4 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     8.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     8.6 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

     8.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.8 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No such assignment shall relieve the assignor of any of its obligations or liabilities under this Agreement.

     8.9 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     8.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


WATSON LABORATORIES, INC.                          RHONE-POULENC RORER
                                                   PHARMACEUTICALS INC.

By: _______________________                        By: ________________________
Its:_______________________                        Its:________________________